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                                                                    EXHIBIT 99.1


    COUSINS PROPERTIES INCORPORATED PRICES SERIES B PREFERRED STOCK OFFERING

ATLANTA--(BUSINESS WIRE)--Dec. 10, 2004--Cousins Properties Incorporated (NYSE:CUZ) today announced that it has priced an offering of 4,000,000 shares of its 7 1/2% Series B Cumulative Redeemable Preferred Stock, $1.00 par value per share. The shares of Series B preferred stock have a liquidation value of $25 per share and will be redeemable at the option of the Company on or after December 17, 2009. Dividends on the Series B preferred stock will be payable quarterly in arrears on February 15, May 15, August 15 and November 15. The first dividend will be payable on February 15, 2005. The net proceeds of approximately $96.5 million from the offering will be used to repay outstanding indebtedness and for general corporate purposes, including to fund ongoing development activities. The closing of the offering is subject to customary conditions and is expected to occur on December 17, 2004.

Banc of America Securities LLC and Wachovia Securities acted as joint book-running managers for the offering, and KeyBanc Capital Markets, RBC Capital Markets and Wells Fargo Securities, LLC acted as co-managers.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. A copy of the preliminary and final prospectus supplement and the base prospectus related to the offering, when available, may be obtained from either Banc of America Securities LLC, Prospectus Department, 100 West 33rd Street, 3rd Floor, New York, New York 10001, or 646-733-4166, or Wachovia Securities, ATTN: Prospectus Department, 8739 Research Drive, Charlotte, North Carolina 28262, or 704-593-7559.

Cousins Properties Incorporated, headquartered in Atlanta, is an equity real estate investment trust (REIT) with investments in office, retail, medical office, industrial and land development projects. Certain matters discussed in this news release are forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are subject to uncertainties and risks that could cause actual results to differ materially from those contained in any forward-looking statements, including, but not limited to, the following important factors: financial market conditions, interest rate volatility and the level of interest rates generally; the ability to access the equity markets; the ability to consummate the offering; general and local economic conditions and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

CONTACT: Cousins Properties Incorporated, Atlanta<
Investment Community:
Mark Russell, 770-857-2449
markrussell@cousinsproperties.com
or
Media:
Matt Gove, 770-857-2548
mattgove@cousinsproperties.com
Web Site address: www.cousinsproperties.com


SOURCE: Cousins Properties Incorporated